[LOGO]  SUN
        Bancorp, Inc.


News Release
For Immediate Release

Contact: Dan Chila, EVP, Chief Financial Officer (856) 691-7700 Christine Irving (856) 690-4372

             Sun Bancorp, Inc. Completes Merger with Advantage Bank

Our mission is uncompromising...
                 ...to be the Premier Community Bank in every community we serve

VINELAND, NJ, January 19, 2006 - Sun Bancorp, Inc. (Nasdaq: SNBC) today announced it completed the merger with Advantage Bank (OTCBB: ADBK). Advantage's five branches in Hunterdon and Somerset counties will open as Sun National Bank branches on January 20, 2006.

         With this merger, Sun now has 80 branch locations in New Jersey, Philadelphia, PA, and New Castle County, DE, and has increased its total assets to $3.3 billion. Additionally, John A. Fallone, Advantage's chairman of the board, joins Sun as a board member. Peter G. Schoberl, Advantage's president and CEO, also joins Sun as the market executive in Hunterdon and Somerset counties and becomes a member of Sun's executive management team, reporting directly to Thomas A. Bracken, president and CEO of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bank.

         "We are pleased with how smoothly our team completed the merger and welcome Advantage customers to the Sun family," said Bracken. "We hope that customers will quickly recognize the benefits of having Sun in their community by taking advantage of our expanded product lines, utilizing the bank and our experienced staff as resources for their personal and business banking needs, and reaching out to us to help support the local community."

                                    --more--

          Sun Bancorp, Inc. o 226 Landis Avenue o Vineland, NJ o 08360
                  (856) 691-7700 o www.sunnb.com o Member FDIC

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Sun-Advantage - page two

         The merger agreement permitted Advantage Bank shareholders to elect to receive either $19.00 in cash or .87 shares of Sun common stock in the merger, subject to adjustment or proration under certain circumstances. The merger agreement also provided for an overall requirement that 50 percent of the outstanding Advantage shares be exchanged for Sun common stock. Approximately 57 percent of the outstanding Advantage Bank shares elected to receive cash in the merger. Accordingly, Advantage Bank shareholders electing cash will receive, in the aggregate, $17.3 million in cash, plus approximately 106,000 shares of Sun common stock for those shares not converted into cash. As a result, Sun expects to issue a total of 791,000 shares of its common stock in the merger, thereby increasing the total amount of issued and outstanding shares of Sun common stock to 18,960,000.

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 80 branch locations in Southern and Central NJ, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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